UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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TEGNA INC.
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     Fact Sheet

 Forward-Looking Statements  2  Certain statements in this communication may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including the statements regarding the receipt and consideration by the Board of Directors of TEGNA (the “Board”) of the unsolicited acquisition proposals or the actions of third parties with respect thereto. Any forward-looking statements contained herein are subject to a number of risks, trends and uncertainties that could cause actual results or company actions to differ materially from what is expressed or implied by these statements, including risks relating to the coronavirus (COVID-19) pandemic and its effect on U.S. and world financial markets, potential regulatory actions, changes in consumer behaviors and impacts on and modifications to TEGNA’s operations and business relating thereto, TEGNA’s ability to execute on its standalone plan and potential developments involving one or more of the unsolicited acquisition proposals. Other economic, competitive, governmental, technological and other factors and risks that may affect TEGNA’s operations or financial results are discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”). We disclaim any obligation to update these forward-looking statements other than as required by law.

 Standard General Has Made False Claims – Here are the Facts  3  TEGNA’s Board and management have been delivering significant value to its shareholders by executing a strategy built on operational excellence, strategic and accretive M&A, and an openness to consider all opportunities to maximize value for all TEGNA shareholders. We have a strong balance sheet and are positioned to weather current market challenges and deliver long-term value to our shareholders.Despite the success of this strategy, a hedge fund with a questionable investment track record and interests in other broadcasting companies is seeking to destabilize your Board of Directors by nominating a slate of candidates that we believe lack qualifications and experience that would be additive to TEGNA’s highly qualified and experienced Board and/or have conflicts of interest. This hedge fund has targeted TEGNA’s independent Chair and key Board Committee Chairs, seeking to remove the relevant expertise and experience of these directors in order to advance its own agenda.To further its ill-considered proxy fight, Standard General has made numerous false statements and mischaracterizations designed to mislead TEGNA shareholders.Here are the facts.

Setting the Record Straight

1 **Standard General's Misstatements and Mischaracterizations** 6

- × False and Misleading Attacks on Total Shareholder Return
- × False and Misleading Attacks on Operations and Financial Metrics
- × False and Misleading Attacks on M&A
- × False and Misleading Attacks on Compensation
- × False Narrative to Claim Credit for Media General Sale

2 **TEGNA's Strong Performance, Experienced Board and Focus on Delivering Shareholder Value** 16

- ✓ Transformed Business and Outperformed Peers
- ✓ Open to All Value-Creating Transactions
- ✓ Independent Board Has Skills to Continue Driving Value

3 **Mr. Kim's Track Record of Poor Performance, Conflicts and Questionable Disclosure** 23

- × Mr. Kim's Poor Track Record and Conflicted Nominees
- × Mr. Kim's Self-Interested Campaign and Questionable Behavior

Third Party Commentary Regarding TEGNA's Track Record 29

- ✓ Research Analyst Observations About TEGNA

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4

     1 Standard General’s Misstatements andMischaracterizations

 False and Misleading Attacks on Total Shareholder Return  6  1Total shareholder return includes impact of stock price performance and reinvested dividends; spin-offs treated as cash dividend at time of spin, but excludes stock performance of spun entity. Peer set is E.W. Scripps, Gray TV, Meredith, Nexstar and Sinclair2 Median of broadcast peers including Nexstar, Sinclair, Gray, Scripps and Meredith3 TSR reflects time period from the announcement of the KFMB transaction (12/18/2017), when the market first recognized TEGNA as a pure-play, through 1/14/2020, the day prior to Standard General’s initial director nominations4 Total Enterprise Value / Earnings Before Interest Taxes Depreciation Amortization (TEV / EBITDA). 8.0x TEV/ Avg. of ’17E and ’18E EBITDA as of 12/31/17; 8.7x TEV / Avg. of ’19E and ’20E EBITDA as of 12/31/19. EV reflects latest publicly available balance sheet figures at the time of market update; figures are pro forma for announced and completed transactions as of 12/31/17 and of 12/31/19 where pro forma information is publicly available at the time of market update            Total Shareholder Return  In an attempt to distract from TEGNA’s outperformance as a pure-play broadcast company, Mr. Kim constructed an analysis focused on our performance since 2007, 8 years before we spun out of Gannett and a full decade before we began executing on our pure-play strategyTEGNA has substantially outperformed its peers since we became a pure-play broadcasting company (after the spin-off of Cars.com and sale of CareerBuilder)Our Total Shareholder Return1 as a pure-play has substantially outperformed our peers2-year (2018-2019) TSR was 23.6% vs. peer median of 3.1%21-year (2019) TSR was 56.4% vs. peer median of 29.0%  Moreover, from the date we were able to execute M&A as a pure-play through the day prior to Standard General’s board nomination, our TSR was 25.8% vs. peer median of (1.1)%3In addition, TEGNA’s TEV / EBITDA multiple expansion exceeded peers from 2018-20194To try to distract from this outperformance, Mr. Kim uses misleading analyses that:  (i) point to performance before TEGNA became a pure-play company, when we owned other businesses (e.g., Cars.com and CareerBuilder);(ii) exclude “peers” that are included in our 10-K and proxy statement, and used by research analysts as well as the financial advisors to Media General5; and(iii) exclude recent periods of our stock price outperformance (attributing our pre-COVID outperformance solely to Standard General’s public campaign at TEGNA and M&A speculation, when our financial returns have been strong – and recognized by research analysts)6  5 We have outperformed the median for our peer set for each of these time periods — whether or not Meredith is included in the peer set. Moreover, Mr. Kim’s exclusion of Meredith from our peer set is inappropriate — Meredith is included in our proxy peers, in the peer sets of research analysts (Wolfe Research, 10/15/19) and even in the peer set used by Media General’s financial advisors in their sale transaction to Nexstar (S-4, “Opinion of Media General’s Financial Advisors”) — which is not surprising given that the substantial majority of Meredith’s EBIT is from broadcasting6 “TEGNA looks a lot more appealing regardless of the outcome [with Apollo / Cox] given a consistently improving fundamental story that still has upside potential over the balance of the year.” (Benchmark, 2/11/20)

False and Misleading Attacks on Operations and Financial Metrics

Big-Four Retrans Rates Exceed Peers

Mr. Kim falsely claims that TEGNA's retransmission subscriber rates ("retrans rates") have lagged peers

- His analysis of TEGNA's retrans rates is **fundamentally flawed**
  - It combines subscriber revenues from both Big-Four (NBC, CBS, ABC, Fox) and non-Big-Four affiliates – effectively, giving **double credit** to the same subscribers, resulting in an inappropriate, misleading comparison
- TEGNA **has top-of-market Big-Four retrans rates** because it has an intentionally concentrated portfolio of large market Big-Four affiliates, the most watched by viewers and the most valuable to distributors
  - Given TEGNA's strong portfolio of leading Big-Four stations and the recent timing of our negotiations with major distributors, TEGNA has been able to secure top-of-market Big-Four rates
- TEGNA's successful M&A strategy has been predicated on our ability to generate mechanical retrans synergies by applying TEGNA's leading Big-Four retrans rates which, along with other operational improvements, has enabled TEGNA to meaningfully improve EBITDA margins of recently acquired stations

Margin Expansion of Acquired Stations Primarily Due to Mechanical Synergies[1,2]
(Applying TEGNA's top-of-market Big-Four rates)



+600 bps
+1550 bps
Q1 2019
Q1 2020
Q1 2019
Q1 2020
Nexstar
MEDIA GROUP, INC.
Tribune Media
EBITDA margin before TEGNA ownership
EBITDA margin after TEGNA ownership

TEGNA Marketing Solutions is Not the Same as Premion

Mr. Kim conflates Premion, a separate business unit, with TEGNA Marketing Solutions (TMS), a go-to-market offering, demonstrating a basic lack of understanding of our business

- Premion is a separate business unit within TEGNA – it is <u>not</u> the same as TMS
- Premion is TEGNA's first to market and industry leading over the top (OTT) television advertising business that has delivered strong revenue growth and remains an area of strategic investment for TEGNA
- Premion revenues – more than $100 million in 2019 – are growing rapidly and are driving TEGNA's overall top-line growth

[1] Nexstar stations includes Memphis, Des Moines and Huntsville. Tribune stations includes Hartford, Harrisburg, Wilkes Barre, Davenport and Ft. Smith
[2] See TEGNA Press Release issued March 20, 2019, "TEGNA to Acquire 11 Local Television Stations in Eight Markets". https://www.tegna.com/tegna-to-acquire-11-local-television-stations-in-eight-markets/

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False and Misleading Attacks on Operations and Financial Metrics *(Cont'd)*

Employee Productivity Exceeds Peers

Mr. Kim tries to misrepresent our employee productivity by applying novel, misleading metrics relative to Nexstar and Gray, the companies he cherry-picked to compare us to

- TEGNA has much higher profitability per employee relative to Nexstar and Gray based on EBITDA per employee – a far more relevant metric
- Mr. Kim's novel metric of employee per station fails to take into account the size of the markets, as well as the larger revenue and profitability opportunity of those markets
- On average, TEGNA operates in much larger markets than Nexstar and Gray and therefore naturally has more employees in our stations – but also has much larger revenue and profitability opportunities

EBITDA / Employee ($000)[1]



$137
$107
$115
TEGNA
gray
Nexstar

EBITDA Margins Are Above Peers

Mr. Kim tries to attack our EBITDA margins by comparing our recent margins to pro forma numbers in 2016 and 2017 that do not exist

- Mr. Kim's data points for 2016 and 2017 **are pure speculation** – during that period, TEGNA was a multi-division conglomerate and did not report pure-play numbers
- Moreover, Mr. Kim inappropriately cherry-picks the peer set for EBITDA margins, limiting it to Nexstar and Gray
- If you include the full peer set, our current EBITDA margins are **above the peer median**

EBITDA Margins



35.4%
30.9%
30.8%
27.9%
2018
Even Year
2019
Odd Year

FCF Conversion is Stronger than Peers

Once again, to distort the record, Mr. Kim constructs an analysis that includes a period prior to TEGNA becoming a pure-play, in an attempt to claim that TEGNA's free cash flow (FCF) conversion is "worst among peers"

- By including data from 2017, prior to when we became a pure-play, his analysis includes discontinued operations from Cars.com (spun-off) and CareerBuilder (sold)
- In fact, our FCF conversion – consistently reported on a FCF / Revenue basis – is above the peer median

FCF Conversion



19.1%
17.7%
'18 / '19

TEGNA ■ Peer Median ■

Note: Peers include Meredith, Nexstar, Gray, Sinclair, Tribune and Scripps

[1] Calculated based on 2020 consensus EBITDA estimates divided by total employees through FY 2019 based on 10-K filings

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False and Misleading Attacks on M&A

Accretive M&A Transactions	***Mr. Kim misrepresents multiples paid and falsely accuses TEGNA of overpaying*** ▪ **Every transaction** we have closed since becoming a pure-play has been **immediately accretive** to FCF and accretive to EPS within nine months ▪ Our transaction EBITDA multiples include synergies and tax savings[1] which is consistent with industry practices ▪ Multiples paid in recent transactions were consistent with prices paid in other similar transactions during that time period, including Scripps' acquisition of eight Nexstar stations in March 2019 at an 8.1x tax-adjusted multiple and 15 stations from Cordillera Communications in October 2018 at a 7.2x tax-adjusted multiple (and both reported by Scripps net of tax)[2,3] ▪ Purchase multiples for these acquisitions also have been near or below our trading multiples, indicating value-creating transactions for TEGNA shareholders
Reported M&A Multiples Use Consistent Methodology	***Mr. Kim baselessly attacks TEGNA's methodology for reporting purchase price multiples*** ▪ The time period for EBITDA used in our purchase multiples is based on time of **announcement**, rather than closing • Time of announcement, not Mr. Kim's time of closing, is the **industry standard** ▪ TEGNA's methodology – **applied consistently to our acquisitions** – is the average of one year of actuals + one year of estimate at time of announcement, including synergies and with / without tax savings[1], based on the transaction structure • This methodology is familiar to investors and analysts, aids in investor / analyst modeling and establishes financial accountability ▪ Our multiples are reported on a **buyer basis**, which is consistent with peer methodologies, rather that on a seller basis, as used by Mr. Kim

[1] Tax savings applicable to asset acquisitions
[2] See Scripps Press Release issued March 20, 2019, "Scripps to acquire eight television stations from Nexstar-Tribune merger divestitures". https://scripps.com/wp-content/uploads/2019/04/SSP-Scripps-to-acquire-Nexstar-stations-March-20-2019.pdf
[3] See Scripps Press Release issued October 29, 2018, "Scripps to acquire 15 television stations in 10 markets from Cordillera Communications". https://scripps.com/press-releases/1198-scripps-to-acquire-15-television-stations-in-10-markets-from-cordillera-communications/

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9

False and Misleading Attacks on M&A *(Cont'd)*

Nexstar / Tribune Acquisitions Have Created Value

Mr. Kim erroneously claims that TEGNA's acquisitions of Nexstar and Tribune stations have not created value

- In fact, these acquisitions have driven substantial value for TEGNA shareholders
- This value has been driven by meaningful improvements in the financial performance of the Nexstar / Tribune stations under TEGNA's ownership
- By applying TEGNA's top-of-market Big-Four retrans rate and other best practices, TEGNA has substantially increased the EBITDA margins of these (and other) acquired stations – a formula that also can drive future opportunities for TEGNA and its shareholders

Margin Expansion of Acquired Stations Primarily Due to Mechanical Synergies[1,2]
(Applying TEGNA's top-of-market Big-Four rates)



+600 bps
+1550 bps
Q1 2019
Q1 2020
Q1 2019
Q1 2020
Nexstar
Tribune Media
EBITDA margin before TEGNA ownership
EBITDA margin after TEGNA ownership

Acquisitions Have Not Lost Market Share

Mr. Kim relies on incorrect market share data to falsely attack our operation of the Belo stations[3]

- Mr. Kim bases his market share claims based on a data provider's rough estimates, not audited data sources
- Based on audited market data by Miller Kaplan (with respect to market share as to stations acquired in the Belo transaction), Belo had three #1 stations in 2013, and following the acquisition under TEGNA leadership, three of the former Belo stations were #1 in 2018

Belo Market Rank[4]

3	3
#1 Stations	***#1 Stations***
2013	**2018**

[1] Nexstar stations includes Memphis, Des Moines and Huntsville. Tribune stations includes Hartford, Harrisburg, Wilkes Barre, Davenport and Ft. Smith
[2] See TEGNA Press Release issued March 20, 2019, "TEGNA to Acquire 11 Local Television Stations in Eight Markets". https://www.tegna.com/tegna-to-acquire-11-local-television-stations-in-eight-markets/
[3] Mr. Kim falsely claims that only one of the seven #1 ranked stations TEGNA acquired from Belo has maintained its ranking
[4] Miller Kaplan data, 2013 – 2018

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False and Misleading Attacks on M&A *(Cont'd)*

Duopoly Regulation	***Mr. Kim misleadingly states that TEGNA failed to create duopolies in its existing markets, evidencing his limited understanding of the market landscape and the regulatory environment*** ▪ In the large markets where TEGNA operates, FCC rules have long prohibited the common ownership of two Top-4 rated stations in an individual market[1] ▪ In 2017, TEGNA prepared an in-market M&A Big-Four consolidation strategy focused on regulatory relief that was subsequently announced by the FCC in August of 2017, but was never put into effect due to a court proceeding affecting the entire industry ▪ TEGNA has deliberately not pursued non-Big-Four duopolies (e.g., My, CW) given the underlying fundamentals and viewership of those stations
TEGNA Actively Pursuing UHF Stations to Reduce Cap Level	***Mr. Kim points to the number of VHF stations in TEGNA's portfolio as evidence of failure to optimize our portfolio around FCC ownership cap constraints, and misleadingly suggests TEGNA missed the opportunity to convert to UHF stations*** ▪ This simplistic and incorrect analysis ignores the fact that while current regulations provide a discount for UHF stations in calculating the FCC ownership cap, the FCC TV spectrum auction tied up UHF stations for the greater part of a decade until very recently, and broadcasters cannot simply decide to convert a VHF into a UHF ▪ Due to the factors outlined above, there are very few UHF sticks available in TEGNA's markets; however, we recently acquired a UHF station in Houston and have been pursuing a strategy to acquire more if they become available at appropriate prices
M&A Delivered Greater Value than Buybacks	***Mr. Kim suggests that TEGNA would have been better off buying back shares instead of engaging in M&A*** ▪ The conclusion that EPS would have increased from a low-cost levered buyback is short-sighted, as evidenced by today's market dislocation ▪ More importantly, the buyback scenario that Mr. Kim illustrates results in leverage levels that not only would be too high to be financeable but would also cause us to break our leverage covenant ▪ By executing M&A, our free cash flow and financial strength have continued to increase, which would not have occurred in Mr. Kim's buyback scenario

[1] FCC definition of Top-4 is determined by audience viewership ratings

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False and Misleading Attacks on Compensation

Executive Pay is Aligned with Performance	***Mr. Kim falsely suggests that compensation and performance are not aligned*** ▪ TEGNA's say-on-pay support levels have been strong, with **well over 90% support** in each of the three years Mr. Lougee has been CEO and increasing (90.3%, 93.3% and 94.5% for each of 2017, 2018 and 2019, respectively) ▪ CEO compensation is **aligned with shareholders**, with more than 60% performance based and more than 60% in the form of equity ▪ Mr. Lougee's realized compensation since becoming CEO is less than a third of the amount Mr. Kim stated; Mr. Kim's data reflects ***compensation prior to Mr. Lougee becoming CEO as well as*** grant date value, not the actual realized value, of equity for Mr. Lougee's compensation ▪ Mr. Kim also tries to attack the Company's operational results under Mr. Lougee, which contrasts with Mr. Kim's statements in private discussions with members of management and the Board during October and November 2019, where he expressed that the company was "well-run and he had no criticisms of its operations or assets"[1]
EBITDA and FCF / Revenue are Appropriate Incentive Metrics	***Mr. Kim chose to limit his statements to the EBITDA measure in an attempt to support his false narrative criticizing our successful M&A strategy, and moreover, intentionally omitted references to the other components of our overall compensation program*** ▪ **After solicitation of input from shareholders**, TSR was discontinued as a performance metric; instead, compensation is now based on adjusted EBITDA as well as free cash flow as a percentage of revenue – key shareholder measures of the Company's success in managing its business ▪ The key metrics within our compensation program are also **aligned with our peers – four of our proxy peers include an adjusted EBITDA or EBITDA metric**, further underscoring that EBITDA is a key measure of value creation in our industry ▪ By including free cash flow as a percentage of revenue as a performance metric, TEGNA incentivizes executives to avoid over-burdening the balance sheet with interest expense, to pursue only accretive M&A opportunities, and to ensure we earn an attractive cash return on any capital we deploy
CEO Equity Exposure is Significant	***Mr. Kim incorrectly asserts that Mr. Lougee owns a low amount of stock compared to overall company value and peers, and misleadingly claims that he has sold substantial stock in the past 10 years*** ▪ Mr. Lougee **has not sold a single share** of TEGNA since becoming CEO, notwithstanding Mr. Kim's distorted attack implying the contrary ▪ Moreover, Mr. Kim tries to significantly diminish Mr. Lougee's equity exposure to TEGNA's performance by only noting the common shares he owns, rather than acknowledging his full $12.6 million economic exposure in TEGNA, including common shares, performance shares and unvested RSUs

[1] Definitive Contested Proxy Statement of TEGNA Inc., filed with the U.S. Securities and Exchange Commission on March 25, 2020. Contested Proxy Statement Filing

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12

 False Narrative to Claim Credit for Media General Sale  13    Mr. Kim falsely attributes to himself the various benefits of the sale of Media General to Nexstar, while he pushed for an alternative deal1    Mr. Kim fails to mention that, as lead independent director and chairman of the finance committee of Media General, he instead pushed for a transaction with Meredith Corporation1 while rejecting multiple attractive offers from Nexstar2  Mr. Kim Opposed, Not Engineered, a Value- Maximizing Sale  Mr. Kim fractured Media General’s board by pushing the criticized Meredith deal through over the objections of four independent board membersSee it in Media General / Nexstar’s own words (S-4, "Background of Transaction“)3Media General investors and analysts also opposed the Meredith deal citing a confusing strategic rationale and the Board’s poor judgment refusing Nexstar’s bidFurther, Oppenheimer Funds, a 7% shareholder at the time, described the Meredith transaction as “detrimental to the interests of the company’s shareholders”4, criticized the Media General Board for showing a lack of candor by not revealing that Nexstar had made an earlier approach in August to buy the company, and described the Board’s refusal to consider the earlier Nexstar deal as “inexplicable”5    According to a prominent Wells Fargo broadcast analyst, multiple broadcast investors also expressed confusion about the transaction’s strategic rationale stating, “Investors seem both confused and disappointed…according to our conversations, they feel that MEG [Media General] should not be re-entering the publishing space, that the price for MDP [Meredith] is too high, and that the timing is just ‘strange.’”6  1 1/27/16 https://nypost.com/2016/01/27/nexstar-wins-media-general-after-meredith-backs-down/2 See Nexstar Media Group, Inc. Press Release issued December 9, 2015, “Nexstar Broadcasting Reaches Impasse In Negotiations With Media General Following Rejection Of Nexstar’s Revised Offer Currently Valued At $16.31 Per Share”. https://www.nexstar.tv/nexstar-broadcasting-reaches- impasse-in-negotiations-with-media-general-following-rejection-of-nexstars-revised-offer-currently- valued-at-16-31-per-share/  3 See “Background of Transaction” beginning on page 67 of Form S-4 filed 5/9/16. Information in this S-4 filing is not incorporated by reference into this presentation and is not a part of this presentation. https://www.sec.gov/Archives/edgar/data/1142417/000119312516582336/d119732d424b3.ht m#rom119732_804 10/7/15 https://www.richmond.com/business/another-media-general-shareholder-opposes-  meredith-deal-report-says-merger/article_387fd55f-5bae-595d-9a8d-f2eb36822714.html5  10/6/15 https://nypost.com/2015/10/06/another-strike-against-media-general-meredith-deal/  6 9/14/15 https://tvnewscheck.com/article/88426/wells-fargo-meredith-deal-may-be-in-trouble/

 False Narrative to Claim Credit for Media General Sale (Cont’d)  14    Mr. Kim attempts to claim that his tenure at Media General demonstrates his operational prowess, but:  Mr. Kim Opposed, Not Engineered, a Value- Maximizing Sale  When Starboard Value LP, one of Media General’s largest shareholders, issued a scathing press release and announced it would vote against the proposed Meredith transaction, it stated that “Media General stand-alone is significantly undervalued with opportunities to create substantial value for shareholders through a restructuring plan that would address the 350 to 500 basis point operating margin disparity between the Company and its best-in-class peers.”1Mr. Kim states that Media General’s “[h]olders who continue to own the stock today have earned a 280% return over 6.6 years” counting the three year period of performance even after the time that Media General ceased to exist (it was sold for cash) and when Standard General had zero control or influence over performance of the then combined company    A more illustrative metric of Mr. Kim’s track record at Media General would be the total shareholder return from the start of Mr. Kim’s tenure on the Media General board on November 13, 2013 to the date of Nexstar’s bid for Media General, which is (26)%  1 See Starboard Value’s Letter to Media General Chairman and CEO and Board of Directors issued September 29, 2015: https://www.prnewswire.com/news-releases/starboard-delivers- letter-to-media-general-chairman-and-ceo-and-board-of-directors-300150757.html

     2 TEGNA’s Strong Performance,Experienced Board and Focus on Delivering Shareholder Value

Transformed Business and Outperformed Peers

Operational and Financial Performance	▪ **TEGNA ended 2019 with significant momentum, demonstrating the power of its proven five-pillar value-creation strategy and strength of business drivers** • $2.3 billion in revenue with recent acquisitions efficiently adding significant revenues and strong subscription revenue momentum • $286 million of net income and EPS of $1.31 per share • Premion revenues of $100+ million, extending Premion's reach beyond TEGNA's station portfolio with sales teams located in 60%+ of US markets • Subscription revenue up 20%, above previous guidance of high-teens • $376 million of free cash flow[1] for the year (16% of FY revenue), exceeding prior guidance and enabling us to allocate capital to strategic acquisitions that meet our financial criteria • $708 million in adjusted EBITDA[2] and ~31%+ adjusted EBITDA margin ▪ **Strong free cash flow generation, including benefit from substantial cost savings: $16 million incremental annualized savings in 2020; $50 million in additional savings in 2021**
Growing Franchise with Positive Momentum	▪ **62 stations in 51 markets, with concentration of Big-Four stations in growing markets and emphasis on strong political markets** • Largest NBC affiliate group and second largest CBS affiliate group[3] • Portfolio strategically constructed to take advantage of increasing "even" year political spending with stations in many high-spend election battleground states • Concentration of Big-Four stations provides significant leverage in retransmission negotiations ▪ **Strong momentum in high-margin subscription and political revenues and top-of-market retransmission repricing are increasing visibility and predictability of FCF growth** • Multi-year renewals at Big-Four affiliates with top-of-market retrans rates • 50% of subscribers repriced in 2019 with another 35% expected in 2020 • Expect >50%+ of revenues from political & subscription in 2019/2020

[1] "Free cash flow," a non-GAAP measure, is defined as non-GAAP Adjusted EBITDA (as defined in footnote 2), further adjusted by adding back (1) stock-based compensation, (2) non-cash 401(k) company match, (3) syndicated programming amortization, (4) pension reimbursements, (5) dividends received from equity method investments and (6) reimbursements from spectrum repacking

[2] "Adjusted EBITDA," a non-GAAP measure, is defined as net income attributable to the Company before (1) provision for income taxes, (2) interest expense, (3) equity income (loss) in unconsolidated investments, net, (4) other non-operating items, net, (5) severance expense, (6) acquisition-related costs, (7) spectrum repacking reimbursements and other, (8) depreciation and (9) amortization

[3] NBC / CBS affiliate ranking based on household reach

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Transformed Business and Outperformed Peers *(Cont'd)*

Acquisition Track Record	▪ **Disciplined approach to M&A, acquiring high-quality assets in broadcasting and adjacent businesses** • ~40 stations acquired and $4+ billion of transaction value since 2013[1] • Over the past three years, completed ~$1.8 billion in transactions that have been done at attractive multiples below or near TEGNA's trading multiple ▪ **$1.5 billion transactions completed in 2019 immediately accretive to FCF and accretive to EPS within nine months, well ahead of previous expectations; expected to add annualized revenues of ~$500 million, Adjusted EBITDA of ~$200 million and FCF of ~$100 million on a two-year average basis** • 2019 acquisitions added approximately $60 million of projected Adjusted EBITDA for each percentage point used under the national cap with significant remaining headroom (7%) to permit further M&A
Balance Sheet Strength	▪ **Strengthened balance sheet by issuing $2.1 billion of senior notes in September 2019 and January 2020 and amending and extending $1.5 billion revolving credit facility, all on very favorable terms with standard covenants and call provisions consistent with prior issuances** • Generated ~$10 million of interest expense savings from recent debt refinancings

[1] Belo acquisition ~$2.2B closed on 12/23/13

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Open to All Value-Creating Transactions

Open to Value-Creating Transactions

- **TEGNA is open to all paths to create value for our shareholders**
  - Board composed of directors with substantial M&A experience and track records of value creation
- **Apollo's 2019 Proposals**
  - In February 2019, TEGNA engaged with Apollo after receiving a letter expressing their interest in acquiring the Company without specifying price – Apollo did not pursue after TEGNA's stock rose 13.5% upon reporting strong earnings the following day
  - In June 2019, TEGNA received a different proposal to combine TEGNA with Cox assets Apollo was in the process of acquiring
- **2020 Offers**
  - In 2020, the Company received offers from four parties
  - TEGNA and its advisors engaged substantially with two parties and provided extensive non-public due diligence information pursuant to non-disclosure agreements. Both had made their proposals shortly before the recent market dislocation due to the COVID-19 pandemic and subsequently informed TEGNA they would cease discussions
  - Two other bidders also made proposals, but are not as far along in their engagement with TEGNA[1]
- **Mr. Kim has been falsely stating that TEGNA is not open to transactions, ignoring and/or mischaracterizing the facts explained in detailed disclosures as well as press accounts**
  - Mr. Kim deliberately mischaracterizes solicitation advisory fees as "defense fees" as if TEGNA hired advisors to defend against acquisition proposals

[1] As described in, and as of the date of, a TEGNA press release dated March 20, 2020, "TEGNA Reports on Acquisition Approaches" http://investors.tegna.com/news-releases/news-release-details/tegna-reports-acquisition-approaches

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Open to All Value-Creating Transactions *(Cont'd)*

Debt Issuances are Not Deterrents to M&A	▪ **Mr. Kim falsely claims that TEGNA's issuance of high yield bonds had anti-takeover motivations** • In fact, these refinancings were entered into in the ordinary course and these same "no-call" provisions are included in the Company's previous debt issuances • The total breakage cost, assuming every bondholder chose to force the Company to redeem the bonds, would be $24 million, not the "hundreds of millions" quoted by Mr. Kim • Furthermore, if these bonds were assumed by a purchaser in an acquisition, the breakage costs would be avoided completely. It is therefore misleading for Mr. Kim to assert that these breakage costs will be incurred in any scenario where the Company is acquired • These "no-call" provisions have not been an obstacle to takeover interest in TEGNA, as evidenced by the four recent acquisition proposals it recently disclosed • The Company has a track record of balance sheet prudence that has positioned it well in today's challenging environment

[1] See TEGNA Press Release issued March 20, 2020, "TEGNA Reports on Acquisition Approaches" http://investors.tegna.com/news-releases/news-release-details/tegna-reports-acquisition-approaches

TEGNA

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Independent Board Has Skills to Continue Driving Value

The Right Board to Navigate the Rapidly Evolving Broadcast Media Landscape	

The Right Board to Navigate the Rapidly Evolving Broadcast Media Landscape

- **Experience, expertise and diversity**
  - Experience spans finance, marketing, public company C-Suite and boardroom, media, digital/tech and M&A; includes oversight of TEGNA's successful transformation into a pure-play broadcasting company
  - 11 of 12 directors are independent, including Chairman (since 2011)
  - Gender and racial diversity – 42% female and 17% racially and ethnically diverse
- **Refreshment**
  - 6 new independent directors added over the past five years, including Karen Grimes, who was until recently a senior portfolio manager at Wellington
  - Average tenure of 5.7 years
- **Board has successfully navigated past recessions and is well positioned to weather the current COVID-19 crisis**
  - Three directors, including Chairman Howard Elias, were on Board of Gannett (TEGNA's predecessor) during the 2008 global financial crisis and successfully navigated the company through the downturn
  - The Board is committed to guiding TEGNA through this uncertain time and is laser-focused on addressing the concerns of stakeholders, including shareholders and employees
  - Regular Board briefings by management; Chairman and CEO are in continuous discussion
- **Commitment to strong corporate governance and compensation practices and supporting long-term shareholder interests**
  - Annual Board performance evaluations, long-standing shareholder engagement program and recent adoption of proxy access
  - Executive pay aligned with performance, with substantial portion of total compensation at-risk and performance-based; all directors received >97% say-on-pay support over the past three years[1]
- **Board's focus on effective risk oversight increasingly critical during the COVID-19 pandemic**
  - Through weekly briefings, the Board ensures that shareholder interests are served through protecting the franchise by emphasizing health and safety of employees and developing strategies to address post-COVID-19 issues
- **TEGNA's Board is open to all paths to create value for our shareholders**

[1] Applies to directors that have been on the Board since 2017

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20

 Independent Board Has Skills to Continue Driving Value (Cont’d)  21  Source: Standard General Investor Presentation, TEGNA 2020 Definitive Proxy          Standard General’s Director Purported “Skills” Matrix  TEGNA’S Director Skills Matrix  Our Directors’ Expertise Aligns with Our Long-Term Strategy

     3 Mr. Kim’s Track Record of Poor Performance,Conflicts and QuestionableDisclosure

Mr. Kim's Poor Track Record and Conflicted Nominees

Mr. Kim's and Standard General's Troubled Track Record

- **Mr. Kim's track record of poor shareholder returns and negative outcomes includes:**
  - American Apparel: Filed for bankruptcy 15 months after three Standard General directors, including Chair Colleen Brown who is currently on Standard General's slate, were appointed to the company's board. Mr. Kim also backed the company's failed CEO who was accused of serious misconduct[1]
  - Media General: Mr. Kim pushed for Media General to buy Meredith despite a divided board and criticism from major shareholders and industry experts[2], ignoring an attractive competing proposal from Nexstar to buy Media General at a premium. The Media General Board reportedly "sidelin[ed]" Mr. Kim as it struck a deal to sell to Nexstar.[3] Now, Mr. Kim publicly claims credit for the successful Nexstar deal
    - See it in Media General / Nexstar's own words (S-4, "Background of Transaction")[4]
  - RadioShack: Mr. Kim took a 9.8% position in RadioShack equity in early 2014, acquired the company through bankruptcy in May 2015, and liquidated it later that year ultimately wiping out other shareholders in the process of a failed attempt to profit from its credit position[5]
  - Twin River: Mr. Kim was Chairman of Twin River when it launched a tender offer in 2016 alleged to be part of "an undisclosed buyback scheme" which would have increased Mr. Kim's ownership while diluting others, spawning an ongoing lawsuit from another large shareholder[6]

[1] 10/5/2015, https://www.wsj.com/articles/american-apparel-filing-shines-light-on-hedge-fund-standard-general-1444088326
[2] 10/1/2015, https://blogs.wsj.com/moneybeat/2015/10/01/wells-fargo-tells-media-general-investors-take-nexstars-offer/?mg=prod/com-wsj
[3] 12/16/2015, https://nypost.com/2015/12/16/nexstar-muses-buyout-of-media-general/
[4] See "Background of Transaction" beginning on page 67 of Form S-4 filed 5/9/16. Information in this S-4 filing is not incorporated by reference into this presentation and is not a part of this presentation https://www.sec.gov/Archives/edgar/data/1142417/000119312516582336/d119732d424b3.htm#rom119732_80
[5] 8/31/2015, https://www.wsj.com/articles/radioshack-creditors-sue-hedge-fund-standard-general-1441051525
[6] 1/13/2020, https://news.bloomberglaw.com/mergers-and-antitrust/twin-river-board-officers-dodge-most-of-stock-buyback-suit

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23

 Mr. Kim’s Poor Track Record and Conflicted Nominees (Cont’d)  24            Case Study:Mr. Kim’s ‘M&AProwess’ at Media General  Mr. Kim attempts to claim that his tenure at Media General demonstrates his M&A prowess, but:When Starboard Value LP, one of Media General’s largest shareholders, issued a scathing press release and announced it would vote against the proposed Meredith transaction, it stated that “Media General stand-alone is significantly undervalued with opportunities to create substantial value for shareholders through a restructuring plan that would address the 350 to 500 basis point operating margin disparity between the Company and its best-in-class peers.”1Further, Oppenheimer Funds, a 7% shareholder at the time, described the Meredith transaction as “detrimental to the interests of the company’s shareholders”2, criticized the Media General Board for showing a lack of candor by not revealing that Nexstar had made an earlier approach in August to buy the company, and described the Board’s refusal to consider the earlier Nexstar deal as “inexplicable”3According to a prominent Wells Fargo broadcast analyst, multiple broadcast investors also expressed confusion about the transaction’s strategic rationale stating, “Investors seem both confused and disappointed…according to our conversations, they feel that MEG [Media General] should not be re-entering the publishing space, that the price for MDP [Meredith] is too high, and that the timing is just ‘strange.’”4  1 See Starboard Value’s Letter to Media General Chairman and CEO and Board of Directors issued September 29, 2015: https://www.prnewswire.com/news-releases/starboard-delivers- letter-to-media-general-chairman-and-ceo-and-board-of-directors-300150757.html2 10/7/15 https://www.richmond.com/business/another-media-general-shareholder-opposes-  meredith-deal-report-says-merger/article_387fd55f-5bae-595d-9a8d-f2eb36822714.html3  10/6/15 https://nypost.com/2015/10/06/another-strike-against-media-general-meredith-deal/  4 9/14/15 https://tvnewscheck.com/article/88426/wells-fargo-meredith-deal-may-be-in-trouble/

 Mr. Kim’s Poor Track Record and Conflicted Nominees (Cont’d)  25    Mr. Kim’s other nominees are either similarly conflicted or lack the breadth and depth of experience and expertise TEGNA’s existing directors possess    Deborah McDermott: Potential conflicts of interest as CEO of Standard Media, which is aggressively pursuing TV stations “as [it] work[s] to create a new competitive player in the consolidating broadcast TV industry”1; lacks public board experience  Mr. Kim’s Nominees Lack Depth of Experience and Expertise  These investments would create a potential conflict of interest because if appointed to TEGNA’s board, would give access to sensitive proprietary information, among other reasonsNot independent from Standard General: Although Ms. McDermott is disclosed as 100% owner of Standard Media, Standard General in fact holds an option to acquire 99% (and assets) of TEGNA competitor Standard Media2Colleen B. Brown: Lacks recent relevant operation expertise (6 years since last role), lacks operational experience in the rapidly evolving landscape; lacks time to devote to Board, currently serving at eight companies in some capacity including three public boards; was Chair of American Apparel leading up to its bankruptcy    Ellen McClain Haime: Has not worked in the media industry for more than a decade (11 years since last role); latest experience at New York Horse Racing Association is not additive to TEGNA’s Board  1 5/16/2019 https://www.broadcastingcable.com/news/standard-media-buying-two-citadel- stations  2 Standard General holds a note convertible into 99% of the limited liability interests in the company on a fully diluted basis, an option to acquire the assets Standard Media acquired from Citadel Communications and an option to acquire all of the equity interests in Standard Media owned by McDermott Communications, LLC (an entity wholly owned by Ms. McDermott)

 Mr. Kim’s Self-Interested Campaign and Questionable Behavior  26    Mr. Kim holds significant investments in and influence over Standard Media Group and Mediaco Holding, two emerging competitors in broadcasting industry    Although Ms. McDermott is disclosed as 100% owner of Standard Media, Standard General in fact holds an option to acquire 99% (and assets) of TEGNA competitor Standard Media1, and Standard General holds 97% of the voting power of Mediaco Holding  Mr. Kim is Focused on Personal Interests  These investments would create a potential conflict of interest because if appointed to the TEGNA Board, Mr. Kim would have access to sensitive proprietary information (including M&A pipeline, product development plans, R&D efforts, and partnership and affiliation strategies), among other reasonsMr. Kim is focused on personally being added to Board and ousting Board leadership    TEGNA twice approached Mr. Kim to gauge his interest in a potential settlement that would not include him personally joining the Board due to concerns about potential conflicts, his prior board memberships and lack of transparency on certain issues... He “summarily” rejected any settlement that did not include a Board seat for himself, demonstrating his singular focus on personal representation  1 Standard General holds a note convertible into 99% of the limited liability interests in the company on a fully diluted basis, an option to acquire the assets Standard Media acquired from Citadel Communications and an option to acquire all of the equity interests in Standard Media owned by McDermott Communications, LLC (an entity wholly owned by Ms. McDermott)

 Mr. Kim’s Self-Interested Campaign and Questionable Behavior (Cont’d)  27              Mr. Kim Has a Questionable Compliance Record and is Alarmingly Inattentive to Detail  Mr. Kim has a questionable disclosure and compliance record and continues to obfuscate facts concerning ownership and conflicts of interest, all of which are particularly troubling due to the heavily regulated nature of TEGNA’s business  Ownership and Intent: Despite an investment equal to ~20% of its fund, Mr. Kim originally disclosed this ownership on a Schedule 13G (which requires passive intent) before belatedly converting to a Schedule 13D more than a month later, offering a purported rationale that shows no basis for the delay1Underreporting and Shoddy Disclosure: Failure to correctly disclose total beneficial ownership of TEGNA shares after selling 5 million shares right after the record date and keeping votes, as well as entering into swap arrangements, and resulting potential violations of federal securities laws2Hiding Relationships: Failure to disclose in its proxy materials or any shareholder communications Mr. Kim’s options to acquire 99% (and assets) of Standard Media, which TEGNA discovered only after making a supplemental information requestQuestionable FCC Filings: Standard General has not disclosed holding an “attributable interest” in Standard Media, but we are suspicious about whether Mr. Kim in fact has “de facto control,” including as a result of Mr. Kim’s behavior during the proxy contest  In its January 16, 2020 letter to shareholders3, Standard General stated “…in our discussions with TEGNA, we committed not to make any new investments in TV stations without first offering the opportunity to TEGNA”3Our discussions have been with Mr. Kim, yet he seems to be speaking on behalf of Standard Media, despite asserting that he lacks “control”  Mr. Kim engaged in insufficient diligence and demonstrated alarming inattention to detailWeeks after Standard General’s preliminary proxy was filed, one of his director candidates had to withdraw as a nominee because of a pre-existing contractual restrictionMade a preliminary proxy filing that included certain TEGNA board members as nominees without their permission – in clear violation of SEC proxy rules  1 Claimed to switch to 13D in response to TEGNA’s purported “treatment of Schedule 13G filers as communicated in the August 20, 2019 investors meeting,” but waited more than one month, until September 26, to switch to a 13D – 3/37/2020 Form PRRN14A, filed by Standard General  2 including Section 13(d) and Section 16 short-swing form and disgorgement requirements. 4/6/2020, “Tegna looks into investor claim against Standard General”, https://www.reuters.com/article/us-tegna-standardgeneral/tegna-looks-into-investor-claim- against-standard-general-idUSKBN21O31K3 1/16/20 Standard General letter to shareholders https://www.sec.gov/Archives/edgar/data/39899/000089534520000009/prdfan14a2- tegna_standard.htm

     4 Third Party Commentary Regarding TEGNA’s TrackRecord

Research Analyst Observations About TEGNA

Strategy / Valuation

"…in the space of a week, the assets up for grabs at TEGNA have taken on a very different kind of worth. The spread of the coronavirus pandemic has put a klieg light on the **invaluable role that local TV stations play in disseminating news and information** in times of crisis and emergency"

VARIETY *3/26/2020*

"Our best guess is that investors were betting heavily on an Apollo / Cox takeover, which continues to feature diminishing returns the more TEGNA outperforms in its MVPD negotiations. TEGNA looks a lot more appealing regardless of the outcome [with Apollo / Cox] given a **consistently improving fundamental story that still has upside potential over the balance of the year**"

BENCHMARK *2/11/2020*

Our 8.25x multiple represents a slight premium to the peer average, which we believe is warranted as **TGNA is the leading scale player in the group**"

GUGGENHEIM *2/11/2020*

"TGNA has **historically traded above its peers given historically higher margins** (large markets), 1 class of stock, and the absence of family/controlling shareholders"

WOLFE RESEARCH *10/15/2019*

M&A

"Deal potential likely sidelined for the moment, but **structural positives remain**"

Barrington Research Associates *4/3/2020*

"TGNA's **transformational year is taking shape** with Dispatch, Nexstar/ Tribune, Quest and Justice entering execution mode. While the company has stated its focus on integration, we wouldn't rule out further deal making of stations if an opportunity were to present itself given TGNA's headroom under the cap"

Wells Fargo Securities *11/8/2019*

"We believe TEGNA is **well positioned to take advantage of M&A opportunities and in-market consolidation** in the evolving deregulatory environment and another significant retrans repricing cycle from 2019-20"

GUGGENHEIM *8/6/2019*

"**Deals have been disciplined**…**we like the deals TEGNA is doing**…we'd be surprised if there wasn't more to come"

Wells Fargo Securities *9/23/2019*

"Pure Play Media after Divesting Cars.com and CareerBuilder: [Divestiture proceeds] provide the company with a **flexible, well-positioned balance sheet**. The company's solid capital position should provide **capacity to execute on accretive M&A**, and potentially take advantage of proposed regulatory changes in front of the FCC"

Barrington Research Associates *8/4/2017*

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29

Appendix

 Reconciliations from “Net income” to “Adjusted  EBITDA” are presented below (in thousands):  2019      Net income (GAAP basis)  $286,235      Plus: Provision for income taxes  89,422      Plus: Interest expense  205,470      (Less): Equity income in unconsolidated investments, net  (10,149)      Plus: Other non-operating items, net  (11,960)      Operating income (GAAP basis)  $559,018      Plus: Severance expense  6,364      Plus: Acquisition-related costs  30,756      Plus: Advisory fees related to activism defense  6,080      Less: Spectrum repacking reimbursements and other, net  (5,335)      Adjusted operating income (non-GAAP basis)  $596,883      Plus: Depreciation  60,525      Plus: Amortization of intangible assets  50,104      Adjusted EBITDA (non-GAAP basis)  $707,512      Corporate - General and administrative expense (non-GAAP basis)  43,085      Adjusted EBITDA, excluding Corporate (non-GAAP basis)  $750,597  31    Adjusted EBITDA - Non-GAAP

 Reconciliations from “Net income” to “Free cash flow”  are presented below (in thousands):  2019    Net Income from continuing operations (GAAP basis)  $286,235    Plus: Provision for income taxes  89,422    Plus: Interest expense  205,470    Plus: Acquisition-related costs  30,756    Plus: Depreciation  60,525    Plus: Amortization  50,104    Plus: Stock-based compensation  20,146    Plus: Company stock 401(k) contribution  9,558    Plus: Syndicated programming amortization  60,757    Plus: Severance expense  6,364    Plus: Advisory fees related to activism defense  6,080    Plus: Cash dividend from equity investments for return on capital  1,325    Plus: Cash reimbursements from spectrum repacking  16,974    (Less) Plus: Other non-operating items, net  (11,960)    Less: Tax payments, net of refunds  (84,045)    Less: Spectrum repacking reimbursement and other, net  (5,335)    Less: Equity income in unconsolidated investments, net  (10,149)    Less: Syndicated programming payments  (58,436)    Less: Pension contributions  (23,101)    Less: Interest payments  (186,086)    Less: Purchases of property and equipment  (88,356)    Free Cash Flow Reconciliation  32  Free cash flow (non-GAAP basis)  $376,248

 Presentation of Non-GAAP Information  33  We use non-GAAP financial performance to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the related GAAP measures, nor should they be considered superior to the related GAAP measures, and should be read together with financial information presented on a GAAP basis. Also, our non-GAAP measures may not be comparable to similarly titled measures of other companies.We discuss Adjusted EBITDA (with and without corporate expenses), a non-GAAP financial performance measure that we believe offers a useful view of the overall operation of our businesses. We define Adjusted EBITDA as net income before (1) interest expense, (2) income taxes, (3) equity income in unconsolidated investments, net, (4) other non-operating items, net, (5) severance expense,(6) acquisition-related costs, (7) advisory fees related to activism defense, (8) spectrum repacking reimbursements and other, net, (9) depreciation and (10) amortization. We believe these adjustments facilitate company-to-company operating performance comparisons by removing potential differences caused by variations unrelated to operating performance, such as capital structures (interest expense), income taxes, and the age and book appreciation of property and equipment (and related depreciation expense). The most directly comparable GAAP financial measure to Adjusted EBITDA is Net income. Users should consider the limitations of using Adjusted EBITDA, including the fact that this measure does not provide a complete measure of our operating performance. Adjusted EBITDA is not intended to purport to be an alternate to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. In particular, Adjusted EBITDA is not intended to be a measure of cash flow available for management’s discretionary expenditures, as this measure does not consider certain cash requirements, such as working capital needs, capital expenditures, contractual commitments, interest payments, tax payments and other debt service requirements.We also discuss free cash flow, a non-GAAP performance measure. Beginning in the first quarter of 2019 we began using a new methodology to compute free cash flow. The change in methodology was determined to be preferable as it better reflects how the Board of Directors reviews the performance of the business and it more closely aligns to how other companies in the broadcast industry calculate this non-GAAP performance metric. The most directly comparable GAAP financial measure to free cash flow is Net income from continuing operations. Free cash flow is calculated asnon-GAAP Adjusted EBITDA (as defined above), further adjusted by adding back (1) stock-based compensation, (2) non-cash 401(k) company match, (3) syndicated programming amortization,(4) pension reimbursements, (5) dividends received from equity method investments and (6) reimbursements from spectrum repacking. This is further adjusted by deducting payments made for(1) syndicated programming, (2) pension, (3) interest, (4) taxes (net of refunds) and (5) purchases of property and equipment. Like Adjusted EBITDA, free cash flow is not intended to be a measure of cash flow available for management’s discretionary use.

 Important Additional Information  34  TEGNA has filed a definitive proxy statement and form of GOLD proxy card with the SEC in connection with the solicitation of proxies for TEGNA’s 2020 Annual Meeting of shareholders (the “Proxy Statement” and such meeting the “2020 Annual Meeting”). TEGNA, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2020 Annual Meeting. Information regarding the names of TEGNA’s directors and executive officers and their respective interests in TEGNA by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in TEGNA’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in TEGNA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 2, 2020. Details concerning the nominees of TEGNA’s Board of Directors for election at the 2020 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF TEGNA ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAINIMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other documents filed by TEGNA free of charge from the SEC’s website, www.sec.gov. TEGNA’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to TEGNA, 8350 Broad Street, Suite 2000, Tysons, VA 22102, or from the TEGNA’s website, https://www.tegna.com.